                                                                     EXHIBIT (h)

                         INDEX TO FINANCIAL STATEMENTS


                                                                Page
                                                                ----
 UNAUDITED FINANCIAL STATEMENTS

 Condensed Consolidated Balance Sheets as of
   December 31, 1995 and June 30, 1996                          F-2

 Condensed Consolidated Statements of Operations for the
   six months ended June 30, 1995 and 1996                      F-3

 Condensed Consolidated Statements of Cash Flows for the
   six months ended June 30, 1995 and 1996                      F-4

 Notes to Condensed Consolidated Financial Statements           F-5


                      KOO KOO ROO, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)

                                                   December 31,         June 30,
                           ASSETS                      1995               1996
                                                  ---------------     ---------------

Current Assets:
   Cash and cash equivalents                          $3,501,815        $18,547,542
   Marketable securities                               3,663,111          8,294,433
   Inventories                                           186,742            267,046
   Prepaid expense and other                             680,703            868,770
                                                  ---------------     ---------------

           Total current assets                        8,032,371         27,977,791

Property and equipment                                14,270,703         21,098,303
Lease Acquisition costs                                1,511,328          1,980,177
Pre-opening costs                                        840,891            897,070
Investment in international joint ventures               -------            221,108
Intangibles and other assets                           1,899,367          2,259,804
                                                  ---------------     ---------------
                                                     $26,554,660        $54,434,254
                                                  ===============     ===============

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable                                   $1,660,899         $1,598,515
   Accrued payroll                                       491,169            866,097
   Accrued store closing costs                           546,463            525,942
   Notes and loans payable - short term                   13,823            125,118
   Other accrued liabilities                           1,402,413          1,497,441
                                                 ----------------    ----------------
           Total current liabilities                   4,114,767          4,613,113
                                                 ----------------    ----------------
Notes and loans payable - long term                      178,646            138,889
                                                 ----------------    ----------------
Minority interest                                        718,109            875,267
                                                 ----------------    ----------------

Stockholder's Equity
  Preferred stock, $.01 par value, 5,000,000
    shares authorized;  1,200,000 shares of
    5% Convertible Preferred Stock issued and
    outstanding (liquidation preference
    $30,000,000)                                         -------             12,000
  Common stock, $.01 par value, 50,000,000
    shares authorized; 14,329,851 and 14,879,351
    shares issued and outstanding                        143,299            148,794
  Additional paid-in capital                          40,467,687         71,357,377
  Accumulated deficit                                (18,274,719)       (21,996,926)
  Treasury stock, 84,352  and 72,512 shares
    at cost                                               (2,242)            (2,124)
  Common stock issued for unearned compensation         (790,887)          (712,137)
                                                 ----------------    ----------------
           Total stockholders' equity                 21,543,138         48,806,984
                                                 ----------------    ----------------
                                                     $26,554,660        $54,434,254
                                                  ===============     ===============


                      KOO KOO ROO, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED SATEMENTS OF OPERATIONS
                                  (Unaudited)



                                                Six               Six             Three             Three
                                           Months Ended       Months Ended    Months Ended      Months Ended
                                             June 30,           June 30,        June 30,          June 30,
                                               1995              1996             1995              1996
                                          ---------------   ---------------- ---------------   ----------------
Revenues:

Sales                                         $8,161,568        $16,019,263      $4,510,836        $8,661,890
Interest and other                               140,922            833,591          91,182           714,959
                                           --------------    ---------------  --------------    ---------------

     Total revenues                            8,302,490         16,852,854       4,602,018         9,376,848

Cost of Sales                                  5,759,276         11,055,763       3,051,548         5,910,355
                                           --------------    ---------------  --------------    ---------------

     Gross profit                              2,543,214          5,797,091       1,550,470         3,466,494

Operating Expenses                             5,598,869          9,206,354       3,426,206         5,099,234
                                           --------------    ---------------  --------------    ---------------

     Loss before minority interest            (3,055,655)        (3,409,263)     (1,875,736)       (1,632,740)

Minority interest in loss                         89,135            111,256          14,822            37,301
                                           --------------    ---------------  --------------    ---------------

     Net loss                                 (2,966,520)        (3,298,007)     (1,860,914)       (1,595,439)

Preferred Dividends                               ------           (424,200)         ------          (375,000)
                                           --------------    ---------------  --------------    ---------------

Net Loss Applicable to Common Stockholders   $(2,966,520)       $(3,722,207)    $(1,860,914)      $(1,970,439)
                                           ==============    ===============  ==============    ===============

Net loss per common share:                        $(0.29)            $(0.26)         $(0.17)           $(0.13)
                                           ==============    ===============  ==============    ===============
Weighted average number of common and
common equivalent shares                      10,196,105         14,571,560      10,804,999        14,785,915
                                           ==============    ===============  ==============    ===============

                      KOO KOO ROO, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                        Six               Six
                                                    Months Ended     Months Ended
                                                      June 30,         June 30,
                                                        1995             1996
                                                  ----------------  ---------------

Cash Flows From Operating Activities:
  Net loss                                            $(2,966,520)     $(3,298,007)
  Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation and amortization                       1,014,892        1,780,306
    Deferred franchise revenue                            (80,000)         -------
    Minority interest in net loss                         (89,135)        (111,256)
    Assets written off or abandoned                       199,959          278,285
    Common stock issued for expenses and other            111,000           75,750
    Changes in operating assets and liabilities:
      Inventories                                          (3,699)         (80,304)
      Prepaid expenses & other current assets            (237,106)        (303,067)
      Accounts payable                                    440,513          256,616
      Accrued expenses and other liabilities              307,123          194,472
                                                  ----------------  ---------------
        Net cash used in operating activities          (1,302,973)      (1,207,205)
                                                  ----------------  ---------------
Cash Flows From Investing Activities:
  Sale of marketable securities                        (6,158,040)      (4,631,322)
  Acquisition of property and equipment                (3,314,406)      (8,284,720)
  Lease acquisition and other assets                      (90,416)        (709,579)
  Investment in international joint ventures               ------         (221,108)
  Pre-opening costs                                      (686,003)        (657,607)
                                                  ----------------  ---------------
        Net cash used in investing activities         (10,248,865)     (14,504,336)
                                                  ----------------  ---------------
Cash Flows From Financing Activities:
  Minority capital contributions                          114,664          268,414
  Proceeds from private placements, net                17,661,625       30,465,492
  Distributions to shareholders                           (45,781)         (49,200)
  Exercise of common stock options and warrants         1,578,794           72,562
                                                  ----------------  ---------------
        Net cash provided by financing activities      19,309,302       30,757,268
                                                  ----------------  ---------------
Net Increase in Cash and Cash Equivalents               7,757,464       15,045,727
Cash and Cash Equivalents, beginning of period            544,185        3,501,815
                                                  ----------------  ---------------
Cash and Cash Equivalents, end of period               $8,301,649      $18,547,542
                                                  ================  ===============

                       KOO KOO ROO, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and two limited partnerships in which the Company has a controlling interest. All significant inter-company transactions and balances have been eliminated.

2. In the first quarter of 1996, the Company acquired 90% of the outstanding stock of Color Me Mine, Inc. ("Color Me Mine") a chain of paint-your-own ceramics studios. The consideration consisted solely of 377,000 shares of restricted, unregistered shares of Koo Koo Roo Common Stock. Of this total, shares aggregating $900,000 in value are subject to registration at the end of one year, and 100,000 shares are subject to a lock-up to be released at the end of three years. The founders of Color Me Mine will continue to manage the concept with their own separate management team and will develop it through area development agreements and Company-owned stores. The founders of Color Me Mine have five-year employment contracts. The acquisition has been accounted for utilizing the pooling of interest accounting method and, accordingly; prior period financial statements have been restated to include Color Me Mine.

     Through their wholly-owned subsidiary Color Me Mine is in the business of entering into area development agreements to establish Color Me Mine franchises. During the current quarter Color Me Mine completed the sale of three area development territories. Revenue from these sales amounting to $255,000 has been recognized on the accompanying Consolidated Statement of Operations in accordance with Statement of Financial Accounting Standards No. 45.

3. On June 7, 1996 the Company entered into definitive agreements with a group of investors in Toronto, Canada, to form a Canadian Limited Partnership, Koo Koo Roo Canada Holdings, which plans to develop the Koo Koo Roo California Kitchen restaurant and Arrosto Coffee Company concepts in Canada. The partnership is 40% owned by Koo Koo Roo, Inc. and the remaining 60% is owned by the group of investors based in Toronto.

4. On May 8, 1996 the Company entered into a business development agreement with an entity associated with its Florida joint venture partner to provide business development services similar to those provided in connection with the Canadian joint venture. In consideration for the agreement, the Company issued options to purchase 1.0 million shares of common stock with an exercise price of $8.00 per share. The options will become exercisable ratably over a three-year period beginning on the first anniversary of the date of issuance, so long as the business development agreement remains in place. The business development agreement may be canceled with six months notice by the Company's CEO in his sole discretion. The options also will vest upon a change in control (as defined).

5. On May 8, 1996 the Company amended its area development agreement covering Florida and certain counties in Southern Georgia. Under this amendment, the area developer's rights to open franchise restaurants were terminated, and all stores will be developed as joint ventures through newly-formed partnerships of which the Company will own a 50% interest. In consideration for this amendment, the Company granted the area developer options to purchase 350,000 shares of the Company's common stock at $8.00 per share. The options vested and became exercisable immediately upon grant.

6. The accompanying unaudited consolidated financial statements were prepared on the accrual basis of accounting. In the opinion of management, all adjustments (consisting only of normal, recurring accruals) which are necessary for a fair presentation of the financial results for the periods presented have been made. The interim period results of operations are not necessarily indicative of the results of operation for the full year.